UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                       Commission File Number 333-95447-02
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TRUST CREATED BY PNC MORTGAGE  ACCEPTANCE  CORP.  (under a Pooling and Servicing
Agreement dated as of October 1, 2000, which Trust is the Issuer of Commercial Mortgage Pass-Through Certificates, Series 2000-C2)
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           (Exact name of the registrant as specified in its charter)


                               LaSalle Bank, N.A.
                      135 South LaSalle Street, Suite 1625
                                Chicago, IL 60603
           Attention: Asset-Backed Securities Trust Services Group -
                         PNC Mortgage Acceptance Corp.
      Commercial Mortgage Pass-Through Certificates, PNCMAC Series 2000-C2
                                 (800) 246-5761
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                  (Address, including zip code, and telephone)

          Commercial Mortgage Pass-Through Certificates, Series 2000-C2
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            (Title of each class of securities covered by this Form)
                               Not applicable
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(l)(i) ____            Rule 12h-3(b)(l)(i) ____
           Rule 12g-4(a)(l)(ii)____            Rule 12h-3(b)(l)(ii)____
           Rule 12g-4(a)(2)(i) ____            Rule 12h-3(b)(2)(i) ____
           Rule 12g-4(a)(2)(ii)____            Rule 12h-3(b)(2)(ii)____
                                               Rule 15d-6           X
                                                                   ----
     Approximate  number of holders of record as of the  certification or notice
date:   Less than 50
      ----------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, TRUST CREATED BY PNC MORTGAGE ACCEPTANCE CORP. (under a Pooling and Servicing Agreement dated as of October 1, 2000, which Trust is the Issuer of Commercial Mortgage Pass-Through Certificates, Series 2000-C2) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 30, 2003       By:   Midland Loan Services, Inc., not in its indi-
                                   vidual capacity, but solely as a duly author-
                                   ized agent of the Registrant pursuant to Sec-
                                   tion 3.20 of the Pooling and Servicing Agree-
                                   ment, dated as of October 1, 2000

                                   By:       /s/ Lawrence D. Ashley
                                             ----------------------------------
                                   Name:     Lawrence D. Ashley
                                             ----------------------------------
                                   Title:    Senior Vice President
                                             ----------------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.